Exhibit 99.1

Atlantic Power Corporation Releases Third Quarter 2012 Results

and Announces $225 million in Tax Equity Commitments for Canadian Hills Wind

BOSTON, MASSACHUSETTS —November 5, 2012 /PRNewswire/ — Atlantic Power Corporation (NYSE: AT) (TSX: ATP) (“Atlantic Power” or the “Company”) today released its results for the three and nine month periods ended September 30, 2012, and announced $225 million in tax equity commitments were executed for its Canadian Hills Wind project.

All amounts are in U.S. dollars unless otherwise indicated. Cash Available for Distribution, Payout Ratio, and Project Adjusted EBITDA are not recognized measures under generally accepted accounting principles in the United States (“GAAP”) and do not have standardized meanings prescribed by GAAP; therefore, these measures may not be comparable to similar measures presented by other companies. Please see “Regulation G Disclosures” attached to this news release for an explanation and GAAP reconciliation of “Cash Available for Distribution”, “Payout Ratio” and “Project Adjusted EBITDA” as used in this news release.

Highlights

•                  Cash flows from operating activities for the three months ended September 30, 2012 increased by $13.1 million, or 61%, from the comparable period in 2011, primarily due to the increased cash flows from the 18 projects of Atlantic Power Limited Partnership (the “Partnership”), following Atlantic Power’s acquisition of the Partnership one year ago

•                  Project Adjusted EBITDA for the three months ended September 30, 2012 increased by $43.3 million, or 128%, from the comparable period in 2011, primarily due to the increased Project Adjusted EBITDA from the 18 Partnership projects

•                  Canadian Hills Wind is progressing on schedule and within budget to achieve its Commercial Operation Date (“COD”) in December and firm commitments were executed with four investors for $225 million of tax equity

•                  Piedmont Green Power remains within budget and on track to achieve its COD in December

•                  The Company completed the sale of its 50% ownership interest in the Badger Creek project and has placed its interests in three additional non-core assets in the market for sale: Gregory, Delta Person and Path 15

“We are pleased to report another solid quarter of operating results, as well as the commitment of $225 million from tax equity investors for our Canadian Hills Wind project, which is on budget and on schedule to achieve COD by the end of the year,” said Barry Welch, President and CEO of Atlantic Power.  “Turbine completions at Canadian Hills have advanced to the point that we expect power sales under one of the project’s five power purchase agreements will commence this week.  In addition, our Piedmont Green Power biomass project is in its testing phase and has synchronized with the grid.  Piedmont is also expected to achieve COD by the end of the year and is within budget and on schedule.”

Operating Performance

Cash flows from operating activities increased by $13.1 million, or 61% to $34.7 million for the quarter ended September 30, 2012, compared to $21.6 million for the same period in 2011.  Cash flows from operating activities increased by $57.8 million, or 87%, to $124.1 million for the nine months ended September 30, 2012, compared to $66.3 million for the same period in 2011.  These increases over the prior year periods are primarily due to contributions from the 18 Partnership projects.

Project income increased by $35.8 million, or 164%, to $38.0 million for the quarter ended September 30, 2012, compared to $2.2 million for the same period in 2011.  Project income decreased by $2.5 million, or 10%, to $23.7 million for the nine months ended September 30, 2012, compared to $26.2 million for the same period in 2011.  Project income can fluctuate significantly due to impacts from the non-cash mark-to-market fair value of derivatives.

Project Adjusted EBITDA, including earnings from equity investments, increased by $43.3 million, or 128%, to $77.2 million for the quarter ended September 30, 2012, compared to $33.9 million for the same period in 2011.  Project Adjusted EBITDA, including earnings from equity investments, increased by $132.9 million, or 134%, to $231.8 million for the nine months ended September 30, 2012, compared to $98.9 million for the same period in 2011.  These increases over the prior year periods are primarily due to contributions from the 18 Partnership projects.

Project Adjusted EBITDA for the three and nine months ended September 30, 2012 does not include Project Adjusted EBITDA for Path 15, as the project is being held for sale.  The results for Path 15 have been separated out of the Consolidated Statements of Operations as “Income from discontinued operations.”  Project Adjusted EBITDA for Path 15 for the three and nine months ended September 30, 2012 was $6.7 million and $17.3 million, respectively.

Cash Available for Distribution and Payout Ratio

For the three and nine months ended September 30, 2012, cash flows from operating activities increased by $13.1 million and $57.8 million, respectively, compared to the same periods in 2011. For the three and nine months ended September 30, 2012, Cash Available for Distribution increased by $1.3 million and $39.5 million, respectively, compared to the same periods in 2011.

For the three months ended September 30, 2012, the Payout Ratio associated with the dividend was 120%, compared to 70% in the comparable prior year period.  The Payout Ratio for the quarter was negatively impacted by the timing of the payment of $26 million in receivables from two offtakers at the Company’s projects.  Payment of these receivables did not occur until the first week of October, resulting in a reduction of working capital for the third quarter.

For the nine months ended September 30, 2012, the Payout Ratio associated with the dividend was 98% compared to 93% in the comparable prior year period. The Payout Ratio for the nine months ended September 30, 2012 was positively impacted by the termination of a management services contract in connection with the sale of the Company’s interest in Primary Energy Recycling Holdings, LLC (“PERH”), and reduction in the Company’s combined foreign currency forward positions achieved following the acquisition of the Partnership.  These positive factors were offset by increased interest payments and preferred share dividends associated with debt and preferred shares assumed as part of the acquisition of the Partnership and $130 million of convertible debentures issued by the Company in July 2012 for its Canadian Hills acquisition, and by timing of the payment of $26 million in receivables from two offtakers at the Company’s projects.  Payment of these receivables did not occur until the first week of October, resulting in a reduction of working capital for the nine months ended September 30, 2012.

Due to the timing of working capital adjustments, and cash payments associated with interest on Atlantic Power’s corporate level debt, the Company’s Payout Ratio will fluctuate from quarter to quarter.

For further information, attached to this news release, are the calculation of Cash Available for Distribution (in both US$ and Cdn$), Payout Ratio, a summary of Project Adjusted EBITDA by segment for the three and nine month periods ended September 30, 2012 and 2011 and a summary of Project Adjusted EBITDA for selected projects for the three and nine months ended September 30, 2012.

Construction Updates:  Canadian Hills Wind & Piedmont Green Power

Construction of the Company’s Canadian Hills project is progressing on schedule and within budget and is expected to achieve COD in December 2012.  The Company anticipates that power sales under one of the project’s five power purchase agreements will commence this week.  Four investors have executed tax equity contribution agreements for $225 million of tax equity for the project, which is expected to be funded at COD. The Company is pursuing additional tax equity investors for the remaining $47 million needed to pay down the construction loan at COD and, if necessary, will fund the remaining portion at that time with cash on hand or proceeds from its existing credit facility.

The Piedmont project is in its testing phase and has synchronized with the grid.  It is expected to achieve COD by the end of the year and is within budget and on schedule.

Rationalizing Non-core Assets

Atlantic Power has continued to rationalize its non-core assets with the sale of its 50% interest in Badger Creek on September 4, 2012 for proceeds of approximately $3.7 million.  Other non-core assets that are currently for sale are the Company’s approximately 17% interest in Gregory and its 40% interest in Delta Person, which are being sold together with the interests of the other partners in these projects.  In addition, the Company is conducting a sale process for its 100% interest in the 84 mile, 500-kilovolt transmission line, Path 15.  The project is the Company’s only transmission project and it makes a relatively small contribution to overall cash flow.

Amendment to Senior Credit Facility

On November 2, 2012, in connection with the continued evolution of the Company's strategy to focus on late-stage development and construction projects, and possible disposition of certain projects, the Company amended its senior credit facility in order to change certain financial and leverage ratio covenants and obtained certain waivers from its lenders.  Please see the Company's Quarterly Report on Form 10Q for the period ended September 30, 2012 for additional information.

Outlook

Based on actual performance to date and projections for the remainder of the year, Atlantic Power expects to receive distributions from its projects in the revised range of $255 to $265 million for the full year 2012. The Company expects overall levels of operating cash flows in 2012 to be improved over 2011 levels due primarily to full year contributions from the Partnership assets and increased distributions from Selkirk following the final payment of its non-recourse, project-level debt, which occurred in June 2012. These increased operating cash flows in 2012, in addition to one-time realized gains from the termination of a portion of aggregate foreign currency forward contracts following the acquisition of the Partnership and the management termination fee from the sale of PERH, are expected to positively impact cash available for distribution in 2012 versus 2011.

The Company is revising its 2012 Payout Ratio guidance from 90% to 97%, to 96% to 102%, based on a number of factors impacting Cash Available for Distribution, including the delayed distributions of operating cash flow from the Chambers project in connection with the favorable decision in the project’s litigation, which is now anticipated in 2013, and increased management general and administrative expenses.

The Company has previously provided guidance with respect to expected substantial decreases in cash flow from its Lake and Auburndale projects in Florida after their PPAs expire on July 31 and December 31 of 2013, respectively.  The Company’s Pasco project, a similar sized gas facility also in Florida, signed a tolling agreement in 2008, prior to the recession, which, after adjusting for one-time items, provides approximately $4 million per year in cash distributions to Atlantic.  The Company anticipates that potential new PPAs at its Lake and Auburndale projects would not individually achieve a better result in the near-term than that of its tolling agreement with Pasco due to recessionary impacts in the Florida market.

The anticipated decreases in cash flow are expected to be partially offset by cash flow of $24 to $29 million, in aggregate, from its Piedmont and Canadian Hills construction projects starting in 2013, and cash flow increases of $14 to $18 million from the Company’s 50% interest in its Orlando project starting in 2014.  The Company expects, based on its growth assumptions, that there will be additional contributions from acquisitions and dispositions, which are expected to further support the Company’s continued ability to pay its dividend.

Dividend Reinvestment Plan

Atlantic Power announced the details of the Company’s Dividend Reinvestment Plan (“DRIP”) on August 8, 2012. The DRIP allows eligible holders of common shares to reinvest their cash dividends (if, as and when declared by the Company’s board of directors and paid) to acquire additional common shares of Atlantic Power at a 3% discount to market price, as defined in the DRIP.

All holders of common shares who are Canadian or U.S. residents are eligible to participate in the DRIP.  Shareholders who wish to participate in the DRIP should contact their brokerage firm to enroll in the DRIP.

A complete copy of the DRIP and enrollment information is available in the “Investors” section of the Company’s website www.atlanticpower.com. Shareholders are urged to carefully read the complete plan before making any decisions regarding their participation in the DRIP.

Participation in the DRIP does not relieve shareholders of any liability for taxes that may be payable in respect of dividends that are reinvested in new common shares pursuant to the DRIP. Eligible shareholders interested in participating in the DRIP should consult their own tax advisors concerning the tax implications and consequences of their participation in the DRIP in their particular circumstances.

This news release does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction.

Investor Conference Call and Webcast

A telephone conference call hosted by Atlantic Power’s management team will be held on Tuesday, November 6, 2012 at 10:00 AM ET.  The telephone numbers for the conference call are: U.S. Toll Free: 1-877-317-6789; Canada Toll Free: 1-866-605-3852; International Toll: +1 412-317-6789.  The Conference Call will also be broadcast over Atlantic Power’s website. Please call or log in 10 minutes prior to the call. The telephone numbers to listen to the conference call after it is completed (Instant Replay) are U.S. Toll Free: 1-877-344-7529; International Toll: +1-412-317-0088. Please enter conference call number 10019543.  The conference call will also be archived on Atlantic Power’s website.

About Atlantic Power

Atlantic Power is a leading publicly traded, power generation and infrastructure company with a well-diversified portfolio of assets in the United States and Canada. The Company’s power generation projects sell electricity to utilities and other large commercial customers under long-term power purchase agreements, which seek to minimize exposure to changes in commodity prices.  The net generating capacity of the Company’s projects is approximately 2,117 MW, consisting of interests in 30 operational power generation projects across 11 states and 2 provinces and an 84-mile, 500 kilovolt electric transmission line located in California.  In addition, the Company has one 53 MW biomass project under construction in Georgia and one approximate 300 MW wind project under construction in Oklahoma.  Atlantic Power also owns a majority interest in Rollcast Energy, a biomass power plant developer in Charlotte, NC.  Atlantic Power is incorporated in British Columbia, headquartered in Boston and has offices in Chicago, Toronto, Vancouver and San Diego.

The Company’s corporate strategy is to increase the value of the Company through accretive acquisitions in North American markets while generating stable, contracted cash flows from its existing assets to sustain its dividend payout to shareholders.  The Company’s dividend is currently paid monthly at an annual rate of Cdn$1.15 per share.

Atlantic Power has a market capitalization of approximately $1.8 billion and trades on the New York Stock Exchange under the symbol AT and on the Toronto Stock Exchange under the symbol ATP.  For more information, please visit the Company’s website at www.atlanticpower.com or contact:

Atlantic Power Corporation

Amanda Wagemaker, Investor Relations

(617) 977-2700

info@atlanticpower.com

Copies of financial data and other publicly filed documents get filed on SEDAR at www.sedar.com or on EDGAR at www.sec.gov/edgar.shtml under “Atlantic Power Corporation” or on the Company’s website.

************************************************************************************************************

Cautionary Note Regarding Forward-looking Statements

To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended and forward-looking information as defined under Canadian securities law (collectively, “forward-looking statements”).

Certain statements in this news release may constitute “forward-looking statements”, which reflect the expectations of management regarding the future growth, results of operations, performance and business prospects and opportunities of the Company and its projects and other matters.  These statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “project,” “continue,” “believe,” “intend,” “anticipate,” “expect” or similar expressions that are predictions of or indicate future events or trends and which do not relate solely to present or historical matters.  Examples of such statements in this press release include, but are not limited, to statements with respect to the following:

•                  The expectation that distributions from the Company’s projects will be in the range of $255 million to $265 million for the full year 2012;

•                  The expectation that overall levels of operating cash flows in 2012 will be improved over actual 2011 levels;

•                  The expectation that there will be significant increases in cash available for distribution from 2011 and that the Payout Ratio in 2012 will be approximately 96% to 102%;

•                  The expectations regarding quarterly fluctuations in the Company’s Payout Ratio and the impact of certain interest payments on the Company’s Payout Ratio;

•                  The expectation that Canadian Hills and Piedmont, in aggregate, will add $24 to $29 million in cash flow starting in 2013;

•                  The expectation that cash flow from the Company’s Orlando project will increase by $14 to $18 million a year starting in 2014;

•                  The expectations regarding decreases in cash flow from the Company’s Lake and Auburndale projects after their PPAs expire and possible cash flow from other projects that may partially offset such decreases;

•                  The expectation that potential new PPAs at the Company’s Lake and Auburndale projects would not individually achieve a better result in the near-term than that of its tolling agreement with Pasco;

•                  The expectation regarding contributions from acquisitions and dispositions to support the Company’s continued ability to pay its dividend; and

•                  The expectations regarding the commercial operations date for Piedmont Green Power and Canadian Hills Wind.

Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not or the times at or by which such performance or results will be achieved.  A number of factors could cause actual results to differ materially from the results discussed in the forward-looking statements, including, but not limited to, the factors discussed under “Risk Factors” in the Company’s periodic reports as filed with the Securities and Exchange Commission and applicable securities regulatory authorities in Canada from time to time for a detailed discussion of the risks and uncertainties affecting the Company.  Although the forward-looking statements contained in this news release are based upon what are believed to be reasonable assumptions, investors cannot be assured that actual results will be consistent with these forward-looking statements, and the differences may be material.  These forward-looking statements are made as of the date of this news release and, except as expressly required by applicable law, the Company assumes no obligation to update or revise them to reflect new events or circumstances.  The financial outlook information contained in this news release is presented to provide readers with guidance on the cash distributions expected to be received by the Company and to give readers a better understanding of the Company’s ability to pay its current level of distributions into the future.  Readers are cautioned that such information may not be appropriate for other purposes.

Atlantic Power Corporation

Consolidated Balance Sheets (in thousands of U.S. dollars)

	September 30,	December 31,
	2012	2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$42,872	$60,651
Restricted cash	112,633	21,412
Accounts receivable	80,190	79,008
Current portion of derivative instruments assets	10,792	10,411
Inventory	20,105	18,628
Prepayments and other current assets	27,751	7,615
Assets held for sale	203,111	—
Refundable income taxes	3,646	3,042
Total current assets	501,100	200,767

Property, plant and equipment, net	1,730,765	1,388,254
Transmission system rights	—	180,282
Equity investments in unconsolidated affiliates	432,525	474,351
Other intangible assets, net	557,356	584,274
Goodwill	334,668	343,586
Derivative instruments asset	14,236	22,003
Other assets	73,345	54,910
Total assets	$3,643,995	$3,248,427

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$13,997	$18,122
Accrued interest	29,453	19,916
Other accrued liabilities	82,690	43,968
Revolving credit facility	20,000	58,000
Current portion of long-term debt	303,890	20,958
Current portion of derivative instruments liability	42,440	20,592
Dividends payable	11,627	10,733
Liabilities associated with assets held for sale	157,420	—
Other current liabilities	4,014	165
Total current liabilities	665,531	192,454

Long-term debt	1,225,661	1,404,900
Convertible debentures	326,067	189,563
Derivative instruments liability	103,411	33,170
Deferred income taxes	161,266	182,925
Power purchase and fuel supply agreement liabilities, net	45,265	71,775
Other non-current liabilities	63,996	57,859
Commitments and contingencies	—	—
Total liabilities	$2,591,197	$2,132,646

Equity
Common shares, no par value, unlimited authorized shares; 119,294,718 and 113,526,182 issued and outstanding at September 30, 2012 and December 31, 2011, respectively	1,286,399	1,217,265
Preferred shares issued by a subsidiary company	221,304	221,304
Accumulated other comprehensive income (loss)	17,253	(5,193)
Retained deficit	(474,489)	(320,622)
Total Atlantic Power Corporation shareholders’ equity	1,050,467	1,112,754
Noncontrolling interest	2,331	3,027
Total equity	1,052,798	1,115,781
Total liabilities and equity	$3,643,995	$3,248,427

Atlantic Power Corporation

Consolidated Statements of Operations (in thousands of U.S. dollars, except per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Project revenue:
Energy sales	$72,033	$17,104	$218,883	$53,471
Energy capacity revenue	68,354	27,070	193,911	81,859
Other	14,112	521	51,036	1,153
	154,499	44,695	463,830	136,483

Project expenses:
Fuel	58,565	14,818	176,176	46,202
Operations and maintenance	35,848	8,124	111,027	25,618
Depreciation and amortization	38,542	8,880	111,219	26,705
	132,955	31,822	398,422	98,525
Project other income (expense):
Change in fair value of derivative instruments	17,213	(11,484)	(40,953)	(12,497)
Equity in earnings of unconsolidated affiliates	4,000	2,374	12,420	5,647
Interest expense, net	(4,211)	(1,576)	(12,637)	(4,832)
Other expense, net	(567)	(7)	(538)	(40)
	16,435	(10,693)	(41,708)	(11,722)
Project income	37,979	2,180	23,700	26,236

Administrative and other expenses (income):
Administration	6,309	11,839	21,992	20,379
Interest, net	25,829	3,337	69,269	10,815
Foreign exchange gain	7,659	21,576	4,440	20,383
Other income, net	272	—	(5,728)	—
	40,069	36,752	89,973	51,577
Loss from operations before income taxes	(2,090)	(34,572)	(66,273)	(25,341)
Income tax expense (benefit)	3,166	(5,323)	(19,076)	(12,900)
Loss from continuing operations	(5,256)	(29,249)	(47,197)	(12,441)
Income from discontinued operations, net of tax	773	1,271	1,444	3,514
Net loss	(4,483)	(27,978)	(45,753)	(8,927)
Net income (loss) attributable to noncontrolling interest	2,963	(78)	9,071	(349)
Net loss attributable to Atlantic Power Corporation	$(7,446)	$(27,900)	$(54,824)	$(8,578)

Net loss per share attributable to Atlantic Power Corporation Shareholders:
Basic	$(0.06)	$(0.40)	$(0.47)	$(0.13)
Diluted	$(0.06)	$(0.40)	$(0.47)	$(0.13)

Atlantic Power Corporation

Consolidated Statements of Cash Flows (in thousands of U.S. dollars)

(Unaudited)

	Nine months ended September 30,
	2012	2011
Cash flows from operating activities:
Net loss	$(45,753)	$(8,927)
Adjustments to reconcile to net cash provided by operating activities
Depreciation and amortization	117,464	32,711
Long-term incentive plan expense	2,344	2,257
Loss on the disposal of property, plant and equipment and other charges	840	—
Impairment charge on equity investment	3,000	—
Gain on sale of equity investments	(578)	—
Equity in earnings from unconsolidated affiliates	(14,842)	(5,647)
Distributions from unconsolidated affiliates	26,821	15,542
Unrealized foreign exchange loss	21,552	28,175
Change in fair value of derivative instruments	40,953	12,497
Change in deferred income taxes	(24,278)	(10,315)
Change in other operating balances
Accounts receivable	(2,873)	258
Prepayments, refundable income taxes and other assets	(18,656)	(570)
Accounts payable and accrued liabilities	14,855	1,536
Other liabilities	3,267	(1,178)
Net cash provided by operating activities	124,116	66,339

Cash flows used in investing activities:
Change in restricted cash	(105,494)	(12,379)
Proceeds from sale of equity investments	27,925	8,500
Cash paid for equity investment	(264)	—
Proceeds from related party loans	—	15,455
Biomass development costs	(372)	(753)
Construction in progress	(336,153)	(78,256)
Purchase of property, plant and equipment	(1,172)	(814)
Net cash used in investing activities	(415,530)	(68,247)

Cash flows (used in) provided by financing activities:
Proceeds from issuance of convertible debentures	130,000	—
Proceeds from issuance of equity, net of offering costs	67,692	—
Proceeds from project level debt	261,226	65,374
Repayment of project-level debt	(12,050)	(13,166)
Payments for revolving credit facility borrowings	(60,800)	—
Proceeds from revolving credit facility borrowings	22,800	—
Deferred financing costs	(25,339)	—
Dividends paid	(108,152)	(57,543)
Net cash provided by (used in) financing activities	275,377	(5,335)

Net decrease in cash and cash equivalents	(16,037)	(7,243)
Less cash at discontinued operations	(1,742)	—
Cash and cash equivalents at beginning of the period	60,651	45,497
Cash and cash equivalents at end of the period	$42,872	$38,254
Supplemental cash flow information
Interest paid	$77,738	$21,567
Income taxes paid (refunded), net	$3,145	$(352)
Accruals for construction in progress	$40,097	$19,547

Regulation G Disclosures

Cash Available for Distribution is not a measure recognized under GAAP and does not have a standardized meaning prescribed by GAAP.  Management believes Cash Available for Distribution is a relevant supplemental measure of the Company’s ability to earn and distribute cash returns to investors.  A reconciliation of Cash Flows from Operating Activities to Cash Available for Distribution and to Payout Ratio is provided below.  Investors are cautioned that the Company may calculate this measure in a manner that is different from other companies.

Project Adjusted EBITDA is defined as project income plus interest, taxes, depreciation and amortization (including non-cash impairment charges) and changes in fair value of derivative instruments.  Project Adjusted EBITDA is not a measure recognized under GAAP and is therefore unlikely to be comparable to similar measures presented by other companies and does not have a standardized meaning prescribed by GAAP.  Management uses Project Adjusted EBITDA at the project-level to provide comparative information about project performance.  A reconciliation of Project Adjusted EBITDA to project income is provided on the following page. Investors are cautioned that the Company may calculate this measure in a manner that is different from other companies.

Atlantic Power Corporation

Cash Available for Distribution

(In thousands of U.S. dollars, except as otherwise stated)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Cash flows from operating activities	$34,744	$21,624	$124,116	$66,339
Project-level debt repayments	(2,725)	(2,825)	(12,050)	(13,166)
Purchase of property, plant and equipment	(370)	(268)	(1,172)	(814)
Transaction costs(1)	—	8,470	—	9,238
Dividends on preferred shares of a subsidiary company	(3,321)	—	(9,767)	—
Cash Available for Distribution(2)	28,328	27,001	101,127	61,597

Total cash dividends declared to shareholders	$34,035	$19,010	$99,090	$57,552

Payout Ratio	120%	70%	98%	93%

Expressed in Cdn$
Cash Available for Distribution	28,188	26,833	101,339	60,520
Total dividends declared to shareholders	34,288	18,874	99,637	56,259

(1)               Represents business development costs associated with the acquisition of the Partnership.

(2)             Cash Available for Distribution is not a recognized measure under GAAP and does not have any standardized meaning prescribed by GAAP. Therefore, this measure may not be comparable to similar measures presented by other companies.

Atlantic Power Corporation

Project Adjusted EBITDA by Segment (in thousands of U.S. dollars)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Project Adjusted EBITDA by segment
Northeast	$20,346	$9,817	$85,156	$27,400
Southeast	23,150	21,635	69,892	63,892
Northwest	12,596	1,121	38,453	3,606
Southwest	23,440	1,523	47,952	4,894
Un-allocated corporate	(2,338)	(233)	(9,645)	(838)
Total	$77,194	$33,863	$231,808	$98,954

Reconciliation to project income
Depreciation and amortization	49,725	15,797	146,796	46,916
Interest expense, net	6,008	3,706	18,569	11,100
Change in the fair value of derivative instruments	(17,347)	10,871	38,443	12,913
Other expense	829	1,309	4,300	1,789
Project income	$37,979	$2,180	$23,700	$26,236

Atlantic Power Corporation

Project Adjusted EBITDA by Project (for Selected Projects) (in thousands of U.S. dollars)

(Unaudited)

	Three months ended September 30,	Nine months ended September 30,
	2012	2012
Project Adjusted EBITDA by project
Northeast
Chambers	$4,749	$18,735
Curtis Palmer	3,089	18,874
Kapuskasing	(1,153)	2,809
Nipigon	3,000	10,240
North Bay	(169)	4,214
Selkirk	4,455	12,752
Tunis	2,052	8,426
Other	4,323	9,106
Total	20,346	85,156
Southeast
Auburndale	12,744	36,167
Lake	8,922	26,175
Other	1,484	7,550
Total	23,150	69,892
Northwest
Williams Lake	6,696	15,953
Other	5,900	22,500
Total	12,596	38,453
Southwest
Manchief	3,986	11,505
Morris	1,237	7,776
Other	18,217	28,671
Total	23,440	47,952
Un-allocated corporate	(2,338)	(9,645)
Total	$77,194	$231,808
Reconciliation to project income
Depreciation and amortization	$49,725	$146,796
Interest expense, net	6,008	18,569
Change in the fair value of derivative instruments	(17,347)	38,443
Other expense, net	829	4,300
Project income	$37,979	$23,700